EXHIBIT 21
GRAYBAR ELECTRIC COMPANY, INC.
LIST OF SUBSIDIARIES
Graybar International, Inc., a Missouri corporation
Graybar Financial Services, Inc., a Missouri corporation
Graybar Electric Limited, a Nova Scotia corporation
Graybar Canada Limited, a Nova Scotia corporation
Graybar Services, Inc., an Illinois corporation
Distribution Associates, Inc., a Missouri corporation
Graybar Business Services, Inc., a Missouri corporation
Graybar Electric Canada Limited, a Nova Scotia corporation
Commonwealth Controls Corporation, a Missouri corporation
Graybar Newfoundland Limited, a Newfoundland and Labrador corporation
Graybar Energy Limited, an Ontario corporation
Advantage Industrial Automation, Inc., a Georgia corporation
GBE Sub, LLC, a Missouri limited liability company
Cape Electrical Supply Holdings LLC, a Delaware limited liability company
Cape Electrical Supply LLC, a Delaware limited liability company